Exhibit 10.2
INCENTIVE COMPENSATION AGREEMENT
     THIS INCENTIVE COMPENSATION AGREEMENT (this “Agreement”), is made and entered into as of September 14, 2007, between CapitalSouth Bank, an Alabama banking corporation (the “Employer” and also referred to herein as “CapitalSouth Bank”), and Mr. James C. Bowen (the “Executive”).
W I T N E S S E T H:
     WHEREAS, CapitalSouth Bancorp, a Delaware corporation and a registered bank holding company (“CapitalSouth”), and Monticello Bancshares, Inc., a Florida corporation (“Monticello”), have executed an Agreement and Plan of Merger (the “Merger Agreement”), joined in by Mr. James C. Bowen (a/k/a Jake Bowen), a resident of Duval County, Florida, pursuant to which Monticello will be merged into CapitalSouth (the “Merger”), and it is contemplated that in connection with the consummation of the Merger Agreement and pursuant to the terms of a certain Bank Merger Agreement (the “Bank Merger Agreement”), Monticello Bank, a federal savings bank (“Monticello Bank”), will be merged with and into CapitalSouth Bank;
     WHEREAS, the Executive is currently employed by Monticello and Monticello Bank as Chief Executive Officer;
     WHEREAS, the Executive has skill and experience in the management and operation of a residential mortgage loan origination business, including specifically the Mortgage Lion operation heretofore conducted by Monticello Bank (the “Mortgage Division”);
     WHEREAS, following the consummation of the Bank Merger Agreement, CapitalSouth Bank desires to continue the operation of the Mortgage Division;
     WHEREAS, CapitalSouth Bank desires for the Executive to manage the Mortgage Division following consummation of the Merger in accordance with the terms and provisions of this Agreement, applicable law and good business practice;
     WHEREAS, the Executive and CapitalSouth heretofore entered into that certain Non-Competition Agreement, dated February 28, 2007 (the “Non-Competition Agreement”), which is an obligation independent of this Agreement, but which is modified hereby; and
     WHEREAS, the parties intend and desire that this Agreement supersede and replace in all respects existing agreements or understandings between Monticello Bank, Mortgage Lion, Inc., or any of their affiliates, on the one hand, and the Executive.
     NOW, THEREFORE, in consideration of the promises, mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1: EMPLOYMENT OF EXECUTIVE; DUTIES AND RESPONSIBILITIES
     1.1 Employment of Executive. Employer shall employ the Executive, and the Executive shall provide services to Employer as an employee, on an at will basis and as further provided under the terms and conditions of this Agreement.
     1.2 Term of Agreement. The term of this Agreement and the commencement of employment of the Executive by Employer shall begin on the Closing Date, as that term is defined in the Merger Agreement (the “Closing Date”), and shall continue for an indefinite length of time until either the Executive or the Employer gives at least fourteen (14) calendar days notice to the other party of its intention to cancel this Agreement or upon the occurrence of one of the termination provisions set forth in Section 3 hereto (the “Agreement Term”). Nothing in this Agreement shall be construed as requiring the Employer to employ the Executive for any particular period of time or for life and for all purposes the Executive shall be considered an AT WILL employee.
     1.3 Offices and Positions of Executive. During the Agreement Term, except as otherwise mutually agreed by Employer and the Executive and subject to Section 3 hereof, the Executive shall serve as President of the Mortgage Division.
     1.4 Duties and Responsibilities. During the Agreement Term, the Executive shall perform such duties and responsibilities as the management of Employer shall assign to the Executive from time to time and which can reasonably be expected to be performed by a person serving in a similar position. Subject to the foregoing, it is generally contemplated that the Executive shall be responsible for the overall management of the line of business of the Mortgage Division, including management of loan repurchase demands and the recommendation to Employer of legal counsel for same, and as such shall be responsible for assembling and retaining the officers and staff thereof, subject to the ordinary employment and compensation policies of the Employer; provided that with respect to key officers of the Mortgage Division, including, without limitation, Mr. Byron McDaniel, it is expressly contemplated that any compensation of such persons shall be determined by the Executive, shall not be inconsistent with the compensation provided to the Executive under this Agreement, and shall reduce, on a dollar-for-dollar basis (before taxes), the compensation otherwise due to the Executive under this Agreement. The Executive agrees to devote such of his full business time and energy to the business of Employer as is needed and shall perform his duties in a trustworthy and business-like manner, all for the purposes of advancing the interests of the Mortgage Division and the Employer. The Executive shall report to the President of CapitalSouth or such other person designated by the Chief Executive Officer of Employer. Executive shall perform his services hereunder in a manner consistent with customary practices of professional managers of residential mortgage origination businesses, applicable policies of CapitalSouth Bank (except as otherwise may be expressly modified with respect to the business of the Mortgage Division), applicable law and safe and sound banking practices, all in a trustworthy and businesslike manner of the purposes of advancing the interests of CapitalSouth and CapitalSouth Bank.
     1.5 Annual Budget. The Executive, on behalf of the Mortgage Division, shall prepare annually a detailed budget for the Mortgage Division. It is expected that such budget shall reflect an annual pre-tax profit of not less than Three Hundred Sixty Thousand Dollars

($360,000.00). An initial draft of such budget shall be completed and submitted to executive management of the Employer for review not later than November 30th of each year with respect to the following fiscal year. Executive shall provide such further information and supporting details as may be requested by Employer with respect to such budget and shall, based on discussions with executive management of the Employer, revise such budget into a final form to reflect the policies and outlook of the Employer with respect to the Mortgage Division (such budget, as approved by the Employer, the “Final Budget”). The Executive shall use his reasonable and good faith efforts to effectively implement the Final Budget, subject to such changes which are approved from time to time by the Employer. All salary levels for persons other than key officers who participate in the Incentive Compensation Payment shall not exceed the prevailing market and any related party transactions shall be subject to approval by executive management of the Employer.
     1.6 Scope of Mortgage Division. All product offerings of the Mortgage Division, including construction/permanent loans and builder loans, will be subject to the prior approval of the executive management of the Employer, with the general expectation that they shall be based upon standards determined solely by CapitalSouth Bank. It is understood that all construction loans will be subject to review and oversight by CapitalSouth Bank personnel.
SECTION 2: COMPENSATION; REIMBURSEMENT; AND BENEFITS
     2.1 Compensation. Executive will be compensated for services hereunder during the Agreement Term in an amount equal to forty percent (40%) of the annual pre-tax profits of the Mortgage Division (the “Incentive Compensation Payment”), based upon a deemed March 31 fiscal year-end. Such profits shall be computed in accordance with generally accepted accounting principles and as further set forth on Appendix A hereto. Incentive Compensation Payments during the Agreement term will be made on the last business day of the month immediately following the close of each calendar quarter; provided that fifty percent (50%) of the Incentive Compensation Payment otherwise due at such time shall be retained and thereafter distributed within five (5) business days following the date on which CapitalSouth files its quarterly report with the Securities and Exchange Commission on Form 10-Q after the close of CapitalSouth’s first fiscal quarter of each year. At such time any “truing up” with respect to annual pre-tax profits shall occur. Executive will receive no compensation for Executive’s personal mortgage loan production or any base salary. Executive will receive a draw of $2,500.00 per month that will be offset against the amount of the Incentive Compensation Payment. Notwithstanding the foregoing, any profits attributable to Reserve Related Profits (as defined in Appendix A) shall be calculated solely as of the fourth anniversary of the Closing Date and to the extent that as of such fourth anniversary date there is a reasonable expectation of future unaccrued Loan Repurchase Costs (as defined in Appendix A), such amount shall be subject to the mutual agreement of the parties or if the parties cannot agree, any differences between their estimated future amounts may be withheld by Employer but shall be paid at such time in the future that the parties agree or such Loan Repurchase Costs are otherwise finally determined and at such time, the remaining balance, if any, of profits attributable to Favorable Reserve Adjustments shall be paid to Executive, together with interest on such withheld amount at a rate of 10% per annum from the fourth anniversary date.

     2.2 Allocation of Incentive Compensation Payments. As contemplated in Section 1.4 hereof, Executive is authorized and expected to reach arrangements with other key officers of the Mortgage Division pursuant to which the Employer shall compensate such key officers by remitting to them a portion of the compensation otherwise payable to the Executive under Section 2.1 hereof. Such arrangements shall be evidenced by written agreements executed by each such key officer, Executive and the Employer but shall not, in any event, be inconsistent with the obligations of the Employer to the Executive under this Agreement and the method and timing of compensation paid hereunder unless otherwise expressly agreed in writing.
     2.3 Other Benefits. The Executive shall not participate in any other incentive and benefit programs or arrangements, such as cash bonus and stock programs, made available by CapitalSouth and its affiliates and subsidiaries to employees; provided that it is understood that the foregoing does not apply with respect to compensation payable to directors, as such, of CapitalSouth. Executive shall be permitted to participate in the health, disability and life insurance programs of the Employer and the 401(k) or similar defined contribution plan of the Employer in the same manner which employees generally of the Employer are entitled to participate.
     2.4 Business Expenses. Employer shall reimburse the Executive for all reasonable expenses incurred by Executive in accordance with the standard policies and procedures of Employer, in the course of rendering his services pursuant to this Agreement; provided that such expenses shall be consistent with the requirements of the Final Budget; and provided further that the Executive shall promptly submit such reasonable documentation as may be requested by Employer to verify such expenditures.
     2.5 Vacation. The Executive shall be afforded vacation in accordance with and under the same terms and conditions as are applicable to similarly situated personnel of Employer and its affiliates. The Executive shall take into consideration the needs of Employer and management responsibilities for the Mortgage Division in setting his vacation schedule.
     2.6 Withholding Taxes. The Executive acknowledges and agrees that Executive shall be subject to customary income, FICA, FUTA, state unemployment and similar payroll withholding taxes applicable to employees generally. Executive further acknowledges that payments made to Executive under this Agreement shall be reported to Executive on Form W-2.
SECTION 3: TERMINATION OF EMPLOYMENT
     3.1 Termination of Agreement Term. The Agreement Term may be terminated by notice as provided in Section 1.2 hereof or otherwise in the following manner:
          (a) Termination on Death or Disability. The Agreement Term shall automatically terminate upon the death or Disability of the Executive. The term “Disability” shall mean the Executive’s physical or mental incapacity, as certified by a physician, that renders him incapable of performing the essential functions of the duties required of him by this Agreement for six (6) months, even with reasonable accommodation.
          (b) Termination For Cause. This Agreement, the employment of the Executive, and the unaccrued obligations hereunder may be terminated by Employer for “Cause”

at any time during the Agreement Term upon written notice to the Executive, which notice shall state the facts constituting such “Cause”. For the purpose of this Section 3.1(b), the term “Cause” shall mean (i) willful misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment; (ii) the Executive’s commission, conviction, admission or confession of any felony or crime of moral turpitude; (iii) willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, (iv) if the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)); or (v) the existence of a substantial and objective act of misfeasance or nonfeasance by the Executive which is plainly sufficient, under sound banking principles (as recognized by the Alabama State Banking Department, the Federal Deposit Insurance Corporation, or any other appropriate bank regulatory authority to the extent said agencies would no longer approve the Executive to hold a comparable executive position), to conclude that the Executive is unfit to continue in the capacities stated in this Agreement. Employer shall have the power to temporarily suspend Executive, with pay, from duty if there is reasonable evidence of the possibility of Cause until Cause is either proved or disproved; provided that, if disproved, full reinstatement will immediately be effected; provided further that before, during or after such suspension the Employer or the Executive may otherwise terminate this Agreement as provided in Section 1.2 hereof.
     3.2 Consequences of Termination.
          (a) For Cause; Death or Disability; Without Good Reason. In the event Executive’s employment and this Agreement are terminated, Employer shall be under no further obligation to make payments or provide benefits to the Executive, except for (i) Incentive Compensation Payments accrued through the effective time of such termination, and reimbursable expenses incurred by but not yet reimbursed to the Executive at the time of such termination and (ii) with respect to profits comprising Reserve Related Profits, shall be paid an amount equal to the full amount of Reserve Related Profits, as otherwise determined hereunder (i.e., Executive is fully vested therein).
          (b) Time of Payment. Any amounts due to be paid under Section 3.2(a) hereof shall be paid at the times such payment would have been due if this Agreement had not been terminated (e.g., in the case of Reserve Related Profits, promptly after the fourth anniversary of the Closing Date); provided that with respect to the computation of profits for the quarter in which this Agreement and employment are terminated, such payment shall be allocated on a daily pro rata basis based on the number of calendar days of such calendar quarter which were elapsed up to the effective time of termination of this Agreement.
          (c) Obligation of Employer to Make the Payments Under Section 3.2(a) Hereof. Compliance by the Executive with the Non-Competition Agreement is a condition precedent to Employer’s obligation to make, or to continue to make, the payments referred to in Sections 2.1 and 3.2 hereof.
          (d) Employee Benefits. Following termination of this Agreement, the Executive shall not be entitled to receive, and Employer shall not be required to provide, any employee benefits other than (i) payments made pursuant to Section 3.2(a) hereof, if applicable,

(ii) group health and any other benefits coverage that is required to be continued by applicable law; and (iii) vested accrued retirement benefits, if any.
          (e) Extension of Non-Competition Agreement. The parties hereto hereby agree to extend the “Non-Competition Period”, as defined in the Non-Competition Agreement, by amending the first sentence of Section 1.1(a) of the Non-Competition Agreement by adding the following at the end thereof: “; provided that the Non-Competition Period shall be extended for a period of one additional calendar year from the date of termination of the Incentive Compensation Agreement entered into by and between CapitalSouth Bank and Mr. Bowen if the Non-Competition Period otherwise applicable under this Agreement would conclude prior to the expiration of such one-year extension.”
SECTION 4: CONFIDENTIALITY
     4.1 Confidentiality.
          (a) The Executive hereby acknowledges that during his employment by Employer he will have contacts with and develop and serve the customers of Employer and that in all of his activities, and through the nature of complying with his obligations pursuant to this Agreement, he will have access to and will acquire confidential information relating to the business, assets, operations, customers, suppliers, contractual parties and other persons with whom Employer, CapitalSouth and their respective affiliates and subsidiaries do business. The Executive hereby acknowledges and confirms that such information constitutes the exclusive property of Employer, CapitalSouth or their respective affiliates and subsidiaries, as the case may be, and that such information is proprietary in nature. Such information does not include information already in the public realm or information received by Executive from third parties.
          (b) The Executive agrees in perpetuity that he shall not disclose to others (except as permitted and as directed by Employer or only as to the extent required pursuant to a subpoena or order of a court of competent jurisdiction) any such information referred to in Section 4.1(a) hereof.
     4.2 Remedies.
          (a) If the Executive breaches, or threatens to commit a breach, of any of the provisions of Section 4 hereof, Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity (including the right to recover damages):
               (i) the right and remedy to have Section 4 hereof specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of Section 4 would cause irreparable harm to Employer and that money damages would not provide an adequate remedy to Employer;
               (ii) the right and remedy to require the Executive to account for and pay over to Employer all compensation, profits or other benefits derived or received by the Executive as the result of any actions constituting a breach of Section 4 hereof; and

               (iii) the right to recover all costs, fees and expenses incurred in connection with enforcing the terms of this Agreement, including, but not limited to, all court arbitration fees, costs, attorneys’ fees, court reporter fees and expert witness costs.
     4.3 Blue Penciling. If for any reason any court of competent jurisdiction shall find that the provisions of Section 4.1 hereof are unreasonable in duration or in geographic scope, the prohibitions contained herein shall be restricted to such time and/or geographic areas as such court determines to be reasonable.
SECTION 5: GENERAL PROVISIONS
     5.1 Defined Terms. Unless defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement unless the context clearly requires otherwise.
     5.2 Nonassignability; Persons Bound. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Executive without the prior written consent of Employer; provided, however, that nothing in this Section 5.2 shall preclude the Executive from designating, in writing, a beneficiary to receive any compensation payable to him or any other benefit receivable by him under this Agreement upon the death or incapacity of the Executive, nor shall it preclude the executors, administrators or any other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto; provided further that the foregoing shall not be deemed to restrict or impair the ability of the Executive to engage other key officers in the manner contemplated by Sections 1.4 and 2.2 hereof. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Employer without the prior written consent of the Executive to a person other than (i) an affiliate or subsidiary of Employer, or (ii) any party with whom Employer merges or consolidates, or to whomever Employer may sell all or substantially all of its assets; provided, however that any such affiliate, subsidiary or successor shall expressly assume all of Employer’s obligations and liabilities to the Executive under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to contrary herein, there shall be no third-party beneficiaries of this Agreement except as provided in Section 5.6 hereof.
     5.3 Severability. This Agreement shall be deemed severable and any part hereof which may be held invalid by a court or other entity of competent jurisdiction shall be deemed automatically excluded from this Agreement and the remaining parts shall remain in full force and effect.
     5.4 Entire Understanding. This Agreement contains the entire understanding of the parties hereto and constitutes the only agreement between Employer and the Executive regarding the employment of the Executive by Employer. This Agreement supersedes all prior agreements, either express or implied, between the parties hereto regarding the employment of the Executive by Employer but is not in derogation of the Non-Competition Agreement.
     5.5 Amendment. None of the terms and conditions of this Agreement shall be amended or modified unless expressly consented to in writing and signed by each of the parties hereto. The parties hereto agree to amend this Agreement from time to time in such a manner that: (a) is agreeable to CapitalSouth; and (b) prevents the payment of any excise tax resulting from Section 409A of the Internal Revenue Code of 1986, as amended.
     5.6 Arbitration. Other than as set forth in Section 4.2 hereof, the parties hereto, by executing this Agreement, WAIVE THEIR RIGHT TO TRIAL BY JURY of disputes, claims or controversies between themselves or any of their respective officers, directors, partners, employees, shareholders, affiliates or agents (such non-signatories being the intended third party beneficiaries of this Agreement with respect solely to this Section 5.6) and instead agree that ANY AND ALL CONTROVERSIES AND CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. Any such arbitration proceedings shall be and remain confidential. The panel of arbitrators for any such arbitration shall consist of three members of the American Arbitration Association, one of whom shall be selected by CapitalSouth, one of whom shall be selected by the Executive, and the third who will be selected by the other two. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties specifically acknowledge that this Agreement evidences a transaction involving, affecting, affected by, and a part of, interstate commerce and that this Agreement to arbitrate is governed by and enforceable under 9 U.S.C. §§ 1 et seq. The place of arbitration shall be Birmingham, Alabama.
     5.7 Notices. All notices or other communications to be given by the parties among themselves pursuant to this Agreement shall be in writing and shall be deemed to have been duly made to the party to whom it is directed at 1500 Campbell Avenue, Jacksonville, Florida 32207, if to the Executive and at 2340 Woodcrest Place, Suite 200, Birmingham, Alabama 35209, Attention: Chairman, if to Employer, (a) upon the earlier of five (5) days after mailing or the date of actual delivery, if mailed by first class or certified mail with postage prepaid; or (b) upon delivery, if either by hand delivery or by reputable overnight courier. Any of the parties hereto may change their respective addresses upon written notice to the other given in the manner provided in this section.
     5.8 Waiver. No waiver by any of the parties to this Agreement of any condition, term or provision of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other condition, term or provision hereof.
     5.9 Survival. Notwithstanding anything in this Agreement to the contrary, and notwithstanding any termination of the Agreement Term, the provisions of this Agreement intended to govern the obligations of the parties hereto upon the termination of the Executive’s employment with Employer for any reason, including, but not limited to, Section 3 hereof (inclusive of each of the subsections thereof) and Section 4.1 hereof shall continue in full force and effect, if so provided herein.
     5.10 Effective Date. This Agreement shall be effective as of the Effective Time. In the event the Merger is not consummated by the parties, this Agreement shall be void and of no further effect.

     5.11 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Alabama without regard to provisions thereof governing conflicts of law.
     5.12 Construction. This Agreement was prepared by the parties jointly. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.
     5.13 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.
     5.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document. This Agreement may be executed and delivered by facsimile transmission.
     5.15 Regulatory Provisions. Notwithstanding anything to the contrary contained in this Agreement, any payments to be made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments. Employer’s obligations under this Agreement shall be suspended commencing on the date the Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)); provided that if the charges in the notice are dismissed, Employer shall (i) pay the Executive all of the compensation withheld while Employer’s obligations under this Agreement were suspended, and (ii) reinstate all of its obligations under this Agreement; provided further that the foregoing provisions shall not affect or impair any other rights of Employer to terminate the Executive for “just cause” or terminate this Agreement as provided in Section 1.2 hereof. All obligations of Employer hereunder shall be terminated, except to the extent it is determined that the continuation of this Agreement is necessary for the continued operation of Employer by the appropriate regulatory authorities, (i) at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) at the time appropriate regulatory authorities approve a supervisory merger to resolve problems related to the operation of Employer or when Employer is determined by appropriate regulatory authorities to be in an unsafe or unsound condition. If

Employer reasonably determines that any provision of this Agreement fails to comply with the rules, regulations or orders of any governmental authority possessing regulatory authority over Employer and its operations, Employer and Executive, jointly and severally, agree to amend, modify and/or appeal any such provision or provisions in order to make such provision or provisions comply with such rules, regulations or orders.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have duly, or caused to be executed this Agreement as at the date and year first above written.

CAPITALSOUTH BANK
By:	/s/ W. Dan Puckett
	Name:	W. Dan Puckett
Its: Chairman and Chief Executive Officer

EXECUTIVE:
/s/ James C. Bowen
Name:	James C. Bowen

STATE OF ALABAMA	)
:
JEFFERSON COUNTY	)
     I, the undersigned, a notary public in and for said county in said state, hereby certify that W. Dan Puckett, whose name as Chairman and CEO of CapitalSouth Bank, an Alabama banking corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said banking corporation.
     Given under my hand and official seal this 14th day of September, 2007.

/s/ Christi P. Maske
Notary Public

[NOTARIAL SEAL]	My commission expires:	July 2, 2011

STATE OF GEORGIA	)
:
BEN HILL COUNTY	)
     I, the undersigned, a notary public in and for said county in said state, hereby certify that James C. Bowen, whose name is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily.
     Given under my hand and official seal this 14th day of September, 2007.

/s/ Penny Henderson
Notary Public

[NOTARIAL SEAL]	My commission expires:	March 4, 2008

APPENDIX A
Accounting Conventions
     Identified below are the major criteria used to determine the profit for the Mortgage Lion division of CapitalSouth Bank (the “Mortgage Division”) for purposes of the Incentive Compensation Agreement between James C. Bowen and CapitalSouth Bank (the “Agreement”).
     1. In general, profits will be determined based on Generally Accepted Accounting Principles (GAAP) consistently applied to the mortgage origination and sale activities directly managed by Mr. Bowen. Revenue and expense associated with these activities shall include: Fee income from the origination of 1-4 family permanent mortgage loans, 1-4 family construction/permanent loans where they are originated and managed by the Mortgage Division; interest spread from mortgage loans held for sale; gains and losses from the sale of mortgage loans; the direct expenses involved in the operations of the Mortgage Division; the costs of systems to support the activities of the Mortgage Division; allocations of other costs necessary to support the activities of the Mortgage Division. Profit for purposes of this determination will be calculated prior to any deduction for income taxes or Incentive Compensation Payment as determined under the Agreement. Profits shall be deemed to include, at the relevant time, the amount of Reserve Related Profits.
     2. Any mortgage loans held for sale by the Mortgage Division will be funded by CapitalSouth Bank or through other facilities based on a funding cost which is equal to the greater of (i) the applicable federal funds rate from time to time, plus 50 basis points, or (ii) the actual cost of funding under such third-party funding arrangement on an “all-in” basis.
     3. The Mortgage Division shall be responsible for payment of any extraordinary costs incurred in, or arising out of, its business, including legal, compliance and consulting charges and shall utilize vendors acceptable to CapitalSouth Bank.
     4. Fee income shall be recognized in accordance with GAAP with proper deferral of fees and related cost in accordance with the policies of CapitalSouth.
     5. Mortgage loans held for sale will be marked to market as of the end of each month based on independent valuations. The Mortgage Division operations will be based on the assumption that all loans will be originated for sale, including construction/permanent loans. CapitalSouth Bank may from time to time provide commitments to purchase mortgage loans under specified programs similar to other investors. In such cases gains or losses will be included in the profit of the Mortgage Division as for any other investor (purchasers). For loans on the books over 60 days, the funding cost will be equal to the applicable benchmark plus an additional 100 basis points (e.g., federal funds plus 150 basis points).
     6. Interest spread on construction/permanent loans will be based on the above except that the funding cost will be the applicable benchmark plus an additional 100 basis points (e.g., federal funds plus 150 basis points) for all such loans. Loans extended beyond their original maturity date will be marked to market with appropriate lower of cost or market reserves established out of profit.
     7. Solely with respect to any loan sold or transferred by the Mortgage Division after the Closing Date, all costs associated with the repurchases of loans and any damages or indemnity payable in lieu thereof will be charged against the Mortgage Division profit. Such costs will include legal costs, any losses on disposition of the loans, market value adjustments, carrying costs, all expenses associated with obtaining clear title to the loans or related collateral, etc. Any loan repurchases from investors will be marked to market based on resale into the secondary markets with any losses charged against the profit of the Mortgage Division. Interim funding will be based on federal funds plus 200 basis points.
     8. Profits shall include any favorable reserve adjustments to the extent that they constitute “Reserve Related Profits”. Reserve Related Profits shall be deemed equal to the difference between (i) $2,500,000 and (ii) the amount of any and all claims, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, litigation, demands, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever, including attorney’s fees and expenses (collectively, “Claims”) which at any time may be imposed upon, incurred by or asserted or awarded against any of the CapitalSouth Bank, Mortgage Lion, Inc., Monticello Bank, Monticello, CapitalSouth or any of their respective officers, directors or employees, and arising, directly or indirectly, from or out of or in any way related to (a) any breach or alleged breach or violation of any obligation, or an obligation to repurchase a loan or indemnify the original purchaser thereof, existing under or pursuant to any agreement, understanding, instrument, representation, assignment, endorsement or conveyance, of any type or nature, affecting or relating to the sale or transfer of any loan of any type or nature, including mortgage loans, construction loans, home equity loans, home equity lines of credit, letters of credit or installment loans by Monticello Bank or Mortgage Lion to a Loan Purchaser, occurring on or prior to the Closing Date (each a “Covered Loan”), whether or not caused by or within the control of Executive , Mortgage Lion, Monticello Bank, Monticello or CapitalSouth, and (b) any claim, suit, demand, including the settlement thereof and any expenses, including attorney’s fees, disbursements, costs of investigation, expert fees, court fees, mediator fees and arbitrator fees, relating to any Covered Loan sold, transferred or hypothecated to a third party by any of Mortgage Lion, Monticello or Monticello Bank prior to the Closing Date, whether sounding in contract, tort, statutory claim or otherwise, and whether such claim, suit or demand is brought, known or knowable prior to or after the Closing Date (the sum of item (i) being referred to as “Loan Repurchase Costs”); provided that in no event shall Reserve Related Profits be deemed to exceed $450,000.
     9. Employee salaries, benefits and human resource policies will comply with CapitalSouth policies and guidelines. This includes, but is not limited to, salary grades, exempt — nonexempt determinations, benefit plan participation and all other human resource policies.
     10. The profit calculation for the Mortgage Division will take into account charges for services provided by CapitalSouth based on the concept of incremental cost; i.e., what is the cost that CapitalSouth would not incur if the Mortgage Division operations ceased. These include the full cost of the operations of any systems used exclusively by the Mortgage Division as well as charges for the cost of the following:

Accounting and financial reporting
Human Resources and Payroll
Loan systems and Loan operations
Audit
Loan Review
Compliance
Information Technology
To the extent possible charges for the above services will be based on their direct actual cost. Any allocations of cost will be based on a schedule to be provided as part of the budget process. The above allocations are based on the current planned method of operations and may be changed to reflect the level of assistance provided by other operating areas of CapitalSouth to the Mortgage Division. Management costs (the compensation and other benefits paid to the executives of CapitalSouth or CapitalSouth Bank) will not be charged against profit for these purposes. Allocated costs for the above functions will initially (period from the Closing Date through December 31, 2007) be equal to 50% of the cost reductions (salary and benefits) resulting from the Merger. This amount is estimated to be $10,525 per month.
     11. All policies of CapitalSouth Bank will be applied to the operations of the Mortgage Division and the direct cost of applying those policies will be included in the profit of the Mortgage Division.
     12. The profitability measures as noted above from time to time may be changed to properly reflect the incremental profit of the Mortgage Division resulting from changed business plans and operating procedures.
[The remainder of this page is intentionally left blank.]